Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-146177

	For Month Ended		For Month Ended
	December 31, 2010		December 31, 2010
	UNAUDITED		UNAUDITED

Statement of Income	Month	Year to Date	Month	Year to Date	Month	Year to Date
	(A Units)	(A Units)	(B Units)	(B Units)	Total	Total
Trading Income (Loss)
Realized Trading Income (Loss)	$447,329	$2,397,889	$12,789	$69,851	$460,118	$2,467,740
Change in Unrealized Income (Loss)	1,157,242	445,591	33,084	12,050	1,190,326	457,641
Foreign Currency Transaction Income (Loss)	(147,253)	527,258	(4,210)	10,932	(151,463)	538,190

Net Trading Income (Loss)	1,457,318	3,370,738	41,663	92,833	1,498,981	3,463,571

Other Income
Interest Income	16,483	80,740	471	2,046	16,954	82,786

Total Income (Loss)	16,483	80,740	471	2,046	16,954	82,786

Expenses
Advisory Incentive Fees	242,051	270,353	6,920	7,689	248,971	278,042
Management Fees	74,384	913,039	2,127	21,224	76,511	934,263
Organization and Offering Expenses	43,749	112,115	1,251	3,115	45,000	115,230
Administrative Expenses	102,082	934,705	2,918	21,064	105,000	955,769
Brokerage Expenses	206,862	2,334,409	3,411	29,567	210,273	2,363,976

Total Expenses	669,128	4,564,621	16,627	82,659	685,755	4,647,280

Net Income (Loss)	$804,673	$(1,113,143)	$25,507	$12,220	$830,180	$(1,100,923)

Statement of Changes in Net Asset Value

Beginning Balance	51,139,535	57,912,179	1,413,162	981,767	52,552,697	58,893,946
Additions	40,300	5,337,443	50,000	658,668	90,300	5,996,111
Net Income (Loss)	804,673	(1,113,143)	25,507	12,220	830,180	(1,100,923)
Transfers from Class A to Class B	-	(65,443)	-	65,443	-	-
Redemptions	(1,468,330)	(11,554,858)	(82,976)	(312,405)	(1,551,306)	(11,867,263)

Balance at December 31, 2010	$50,516,178	$50,516,178	$1,405,693	$1,405,693	$51,921,871	$51,921,871

Total Units Held at End of the Period		501,959		13,420
Net Asset Value Per Unit		$100.64		$104.75
Rate of Return	1.57%	-2.14%	1.75%	-0.15%

To the best of my knowledge and belief, the information
contained herein is accurate and complete
/s/Annette A. Cazenave
Executive Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER March 31, 2011

To the best of my knowledge and belief, the information
contained herein is accurate and complete
/s/Annette A. Cazenave
Executive Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER March 31, 2011